Exhibit 99.1

Press Release

Air Lease Corporation Declares Quarterly Cash Dividend of $0.025 per Share

LOS ANGELES, California, February 28, 2013 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the declaration of the Company’s first quarterly cash dividend in the amount of $0.025 per share of the Company’s outstanding common stock.  The cash dividend is payable on March 26, 2013 to the shareholders of record at the close of business on March 21, 2013.

This quarterly cash dividend is pursuant to a cash dividend policy approved by the Company’s Board of Directors.  However, the actual declaration of future cash dividends, and the establishment of record and payment dates for any such dividends, is subject to the final determination by the Board of Directors each quarter, in its sole discretion, after its review of the Company’s financial performance.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future declaration and payment of dividends.  Such statements are based on current expectations and projections about the Company’s future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in the Company’s filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is an aircraft leasing company based in Los Angeles, California, that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC’s website at www.airleasecorp.com.

Investors:

Ryan McKenna

Assistant Vice President

Strategic Planning and Investor Relations

Email: rmckenna@airleasecorp.com

Media:

Laura St. John

Media and Investor Relations Coordinator

Email: lstjohn@airleasecorp.com